Exhibit 10-bb

Concession Program for Directors

        RESOLVED, that effective July 1, 2004, SBC Communications Inc. (“SBC”), through its subsidiaries and affiliates (collectively, “SBC Companies”), shall provide each Director with equipment to allow the use of services offered by SBC Companies for a single residence of the Director. In addition, SBC Companies shall provide each Director with such services and other equipment offered by SBC Companies as may be selected by the respective Director for the personal use of the Director and his or her immediate family sharing the same household, not to exceed the greater of $10,000 per year or seven percent of the combined annual basic retainer and annual deferred stock unit award. In addition, SBC will provide each Director with such amounts to offset income taxes resulting from the provision of such services and equipment;

        RESOLVED FURTHER, that retired SBC Directors will be provided concession services and equipment in accordance with this resolution;

        RESOLVED FURTHER, that a Director’s surviving spouse will continue to receive benefits under this resolution for fourteen months after the date of the Director’s death;

        RESOLVED FURTHER, that where SBC Companies offer a particular service but it is not available at the Director’s residence, the Director shall receive reimbursement for equivalent services and, where necessary, equipment from other providers; and

        RESOLVED FURTHER, this benefit may be amended or terminated at any time by the Board of Directors.